Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
J. Alexander’s Corporation:
We consent to the incorporation by reference in the registration statements (Nos. 333-40556, 333-91431, 333-49393, 333-124097, 33-77476, 33-39870, 2-78139 and 333-143062) on Form S-8 of J. Alexander’s Corporation of our report dated March 30, 2009, with respect to the consolidated balance sheets of J. Alexander’s Corporation and subsidiaries as of December 28, 2008 and December 30, 2007, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three fiscal year period ended December 28, 2008, which report appears in the December 28, 2008 annual report on Form 10-K of J. Alexander’s Corporation.
     Our report dated March 30, 2009 on the Company’s consolidated financial statements refers to a change in accounting for uncertain tax positions in 2007.
/s/ KPMG LLP
Nashville, Tennessee
March 30, 2009

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